Kendle Announces Third Quarter 2009 Results

Improves Sequential Quarter Earnings

CINCINNATI, Nov. 4, 2009  Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported solid net income of $8.8 million or $0.59 per diluted share for the third quarter of 2009, primarily the result of strong execution of its cost control initiatives, compared with net income of $9.4 million or $0.62 per diluted share for the third quarter of 2008. On a pro forma basis, excluding the additional non-cash interest and restructuring charge, net income per diluted share for the third quarter of 2009 was $0.71 compared with $0.73 per diluted share for the third quarter of 2008.

Third Quarter 2009 Results

Net revenues for the third quarter ended Sept. 30, 2009, were $104.6 million, down slightly from the second quarter. On a constant currency basis this is $111.9 million compared with $124.8 million for the same period of the prior year.

Operating income for the quarter increased from the second quarter of 2009 to $15.5 million or 14.9 percent of net revenues, primarily related to the Company's cost control initiatives coupled with the resolution of an insurance claim, previously discussed in connection with its Year End 2008 press release. The insurance recovery resulted in a $5.0 million reduction of direct costs for the third quarter of 2009. This reduction was partially offset by $1.6 million of additional expense to adjust a related liability. The net effect of these two items was to increase operating income by $3.4 million or 3.3 percent of net revenue. On a constant currency basis operating income was $17.8 million or 15.9 percent of net revenues compared with $15.9 million or 12.7 percent of net revenues for the third quarter of 2008.

New business awards for the third quarter of 2009 totaled $137.2 million, up from $132 million in the second quarter of 2009. Gross book to bill for the third quarter was a solid 1.3 to 1.0. Contract cancellations for the quarter were $53.8 million or 6.1 percent of the Company’s backlog at June 30, 2009 and representing a net book-to-bill of 0.8 to 1.0. Total business authorizations amounted to $846.0 million at Sept. 30, 2009.

Cash flow from operations for the third quarter of 2009 was $10.6 million. Cash, cash equivalents and marketable securities at Sept. 30, 2009 totaled $57.7 million. Days sales outstanding in accounts receivables continue to be strong at 33 days compared with 46 days in the third quarter of 2008. Capital expenditures for the quarter totaled $2.9 million, composed primarily of investments in IT infrastructure related to the Company’s implementation of an ERP system.

Open Market Repurchase

During the quarter, the Company paid $13.3 million in the open market to repurchase par value of $15.0 million of its convertible debt. Year-to-date, the Company has repurchased par value $40.0 million of its convertible debt for a total cost of $31.6 million.  As a result of this program, the Company expects to reduce interest expense by approximately $9.8 million over the remaining term of the convertible notes, which includes approximately $750,000 in the fourth quarter of 2009.

Nine-Month Results

Net revenues for the nine-month period ended Sept. 30, 2009 were $320.0 million. This is $355.4 million on a constant currency basis and compares with $365.9 million reported for the same period in 2008.

Operating income for the first nine months of 2009 was $30.6 million or 9.6 percent of net service revenues. On a constant currency basis and excluding the restructuring charge taken in the second quarter of 2009, operating income is strong at $46.1 million or 13.0 percent of net revenues compared with $45.9 million or 12.5 percent of net revenues for same period of the prior year. The previously discussed insurance recovery and related item had a net positive impact on the year-to-date operating margin of 1.0 percent of net revenues.

Net income was $12.9 million for the first nine months of 2009 compared with net income of $19.8 million for the same period last year. Net income per share on a diluted basis for the nine months ended Sept. 30, 2009 was $0.86 per share compared with $1.32 per diluted share for the first nine months of 2008. On a pro forma basis, net income per diluted share for the first nine months of 2009 was $1.61 compared with $1.63 for 2008.

Cash flow from operations for the first nine months of 2009 was strong at $50.0 million compared with $3.5 million for the same period of the prior year. Capital expenditures for the nine month period totaled $14.1 million versus $18.1 million for the same period last year.

Third Quarter 2009 Conference Call and Webcast Details

Kendle will host its Third Quarter 2009 conference call on Nov. 5, 2009, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Dec. 4, 2009.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.

Use of Non-GAAP Financial Measures

This press release contains adjustments to net service revenues, income from operations, net income and earnings per share calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These adjusted or “pro forma” results are and should be read in connection with the reconciliation provided in this press release. We believe that investors’ understanding of performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of our ongoing results of operations. Non-GAAP measures should not be considered a substitute for GAAP-based measures and results. Our non-GAAP measures may not be comparable to non-GAAP measures of other companies.

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995 and Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, (a) competitive factors in the industry, (b) drug-development activity and outsourcing trends in the biopharmaceutical industry, (c) the Company's ability to manage growth, including integration of acquired businesses and implementation of information technology solutions, (d) the Company’s dependence on the skills, experience and efforts of its employees and management team in the geographic regions and therapeutic areas in which the Company operates and the risks associated with hiring, managing and retaining members of this team (e) the fixed-price nature of contracts and cost overruns, (f) the loss, cancellation or delay of contracts or amendments thereto, (g) the mix of contracts in the Company’s backlog and the sales cycle for these contracts, (h) the Company’s ability to service its indebtedness and maintain adequate credit facilities and credit lines, (i) the effects of exchange rate fluctuations, (j) the risks related to the Company’s international operations, (k) the amount of goodwill and other intangible assets on the Company’s balance sheet and the potential for write-downs of these assets if they become impaired under accounting rules; (l) changes in regulation of the drug-development process, (m) litigation that might arise from patient volunteers in the drug development process, (n) natural disasters, acts of war or other similar events that could have an adverse effect on the Company’s operations, and (o) other risks as detailed from time to time in Kendle’s Annual Report on Form 10-K as well as periodic reports filed with the SEC. In addition, no assurance can be given that the Company will be able to realize the net service revenues included in backlog. The Company believes that its aggregate backlog is not necessarily a meaningful indicator of future results. All information in this press release is current as of Nov. 4, 2009. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008 (1)	2009	2008 (1)

Net service revenues	$104,588	$124,828	$320,042	$365,941
Reimbursable out-of-pocket revenues	29,172	56,254	100,934	151,346
Total revenues	133,760	181,082	420,976	517,287

Costs and expenses:
Direct costs	48,914	64,070	162,096	186,763
Reimbursable out-of-pocket costs	29,172	56,254	100,934	151,346
Selling, general and administrative expenses	35,854	40,649	109,110	122,009
Restructuring expense	380	-	6,386	-
Depreciation and amortization	3,907	4,240	11,802	11,245
Total costs and expenses	118,227	165,213	390,328	471,363

Income from operations	15,533	15,869	30,648	45,924

Other expense:
Interest expense	(3,462)	(3,832)	(11,066)	(12,079)
Interest income	72	94	435	483
Gain (loss) on extinguishment of debt	(182)	-	2,951	-
Other	(213)	3,364	3,981	(815)
Total other expense	(3,785)	(374)	(3,699)	(12,411)

Income before income taxes	11,748	15,495	26,949	33,513

Income taxes	2,922	6,114	14,043	13,725

Net income	$8,826	$9,381	$12,906	$19,788

Income per share data:
Basic:

Net income per share	$0.59	$0.64	$0.87	$1.34

Weighted average shares outstanding	14,868	14,769	14,853	14,721

Diluted:

Net income per share	$0.59	$0.62	$0.86	$1.32

Weighted average shares outstanding	14,979	15,018	14,981	14,982

(1) As adjusted resulting from the adoption of new accounting guidance for convertible debt, as of January 1, 2009.

Kendle International Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share data)
(Unaudited)

	September 30, 2009
	Three Months	Nine Months
Reconciliation of pro forma net service revenues:
Net service revenues, as reported	$104,588	$320,042
Constant currency adjustment	7,277	35,310
Net service revenues, as adjusted for constant currency	$111,865	$355,352

Reconciliation of pro forma income from operations:
Income from operations, as reported	$15,533	$30,648
Constant currency adjustment	2,308	8,507
Restructuring charge, as adjusted for constant currency	-	6,901
Income from operations, as adjusted for constant currency and restructuring charge	$17,841	$46,056

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008 (1)	2009	2008 (1)
Reconciliation of pro forma net income:

Net income, as reported	$8,826	$9,381	$12,906	$19,788
Additional interest expense related to convertible debt	1,541	1,595	4,969	4,647
Restructuring expense, net of tax	234	-	3,927	-
Gain (loss) on extinguishment of debt, net of tax	-	-	(2,114)	-
Discrete tax item related to foreign currency hedge	-	-	4,441	-
Pro forma net income	$10,601	$10,976	$24,129	$24,435

Pro forma net income per share:
Basic	$0.71	$0.74	$1.62	$1.66
Diluted	$0.71	$0.73	$1.61	$1.63

(1) As adjusted resulting from the adoption of new accounting guidance for convertible debt, as of January 1, 2009.

See Use of Non-GAAP Measures section in the body of the press release.

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)

Selected Balance Sheet Information:

	September 30, 2009	December 31, 2008 (1)

Cash, cash equivalents and marketable securities (including restricted cash)	$57,703	$36,053

Receivables, net of advance billings	49,204	63,410

Convertible notes, net of discount	141,726	171,848

Net Service Revenues by Geographic Region:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
North America	45%	50%	49%	47%
Europe	42%	37%	37%	41%
Latin America	9%	9%	10%	8%
Asia-Pacific	4%	4%	4%	4%

Segment Information:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Early Stage:
Net Service Revenues	$10,764	$11,225	$27,227	$25,500
Operating Income	1,784	1,208	2,699	3,745

Late Stage:
Net Service Revenues	$91,496	$110,879	$284,691	$331,793
Operating Income	23,002	26,674	63,134	79,963

Support and Other:
Net Service Revenues	$2,328	$2,724	$8,124	$8,648
Operating Loss	(9,253)	(12,013)	(35,185)	(37,784)

(1) As adjusted resulting from the adoption of new accounting guidance for convertible debt, as of January 1, 2009.

CONTACT: Michael Lawson, Investors, +1-513-763-1992, or Lori Dorer, Media, +1-513-345-1685, both for Kendle International Inc.